Exhibit 10.1

IMMERSION CORPORATION
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into by and between Immersion Corporation, a Delaware corporation (the “Company”) and Carl Schlachte (the “Employee”), effective as of November 30, 2017 (the “Effective Date”).
RECITALS
A.    The Employee is being employed by the Company as the Company’s Interim Chief Executive Officer.
B.    Certain capitalized terms used in this Agreement are defined in Section 7 below.
AGREEMENT
In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:
1.POSITION AND RESPONSIBILITIES. The Company shall employ the Employee in the position of Interim Chief Executive Officer, reporting solely to the Board of Directors of the Company (the “Board”), and assuming and discharging such responsibilities as are commensurate with such position. The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment. During the Employee’s employment with the Company, the Employee shall devote his time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the Company’s business; provided, however, that the Company acknowledges that the Employee will continue to dedicate part of Employee’s time to his other duties and responsibilities as the CEO of Ventiva.
2.TERM OF EMPLOYMENT. This Agreement shall become effective as of the Effective Date. This Agreement and the Employee’s employment with the Company shall continue until the earlier of the date the Employee is terminated by reason of the Employee’s death or by either party at any time, with or without notice, for any or no reason. The parties agree and acknowledge that this Agreement is an “at will” agreement and that no implied covenant or standard of practice will cause this Agreement to have any minimum period of employment.
3.BASE COMPENSATION. For all services to be rendered by the Employee to the Company while this Agreement is in effect, the Employee shall receive an annual base salary rate of $250,000, payable in accordance with the Company’s standard payroll practices.
4.VARIABLE COMPENSATION. Employee will not be entitled to any variable or bonus compensation for Employee’s services under this Agreement.
5.STOCK OPTIONS. Effective upon Board approval, the Company will grant Employee an option to purchase 60,790 shares of the Company’s Common Stock pursuant to the Company’s stock option plan and standard stock option agreement (the “Option”). The Option will have an exercise price that will be equal to the fair market value of the Company’s Common Stock at the date of grant. The Option will vest and become exercisable on a monthly basis over a one-year period from the Effective Date with 1/12th of the shares vesting on each month of service during which Employee (i) remains employed to the Company pursuant to this Agreement and/or (ii) continues to provide services to the Company as a member of the Board (provided that this part (ii) shall be disregarded in the event that Employee’s service to the Company pursuant to this Agreement is terminated by the Company for Cause). In addition, upon the consummation of a Change of Control of the Company while Employee remains in the service of the Company, the Option will vest and become exercisable in full with respect to any outstanding unvested shares underlying the Option. Any options received by Employee as a director will continue to be exercisable while Employee continues to provide services under this Agreement and/or while Employee remains a director of the Company and for such period following the termination of such service as specified in any such applicable award agreements.

6.OTHER BENEFITS. The Employee shall be entitled to participate in any employee benefit plans and programs that the Company makes available to its senior executives, subject to the rules and the regulations applicable hereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its senior executives at any time. The Employee will be eligible for vacation and sick leave in accordance with the policies in effect for senior executives during the term of this Agreement. The Company shall reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee in the performance of his services on behalf of the Company, subject to and in accordance with the Company’s expense reimbursement policy as from time to time in effect. Any reimbursement of business expenses the Employee is entitled to receive pursuant to this Agreement shall (a) be paid no later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any taxable year and (c) not be subject to liquidation or exchange for another benefit.
7.BOARD COMPENSATION. Employee acknowledges that during Employee’s service as Interim Chief Executive Officer, Employee shall not receive any cash compensation as non-employee director of the Board, and his annual director, Chairman and committee member retainers shall be suspended for such period; provided that during such period of service, Employee’s director equity grants shall continue to vest, but Employee shall not receive any new non-employee director equity grants; provided, further, that upon his ceasing to serve as Interim Chief Executive Officer, the Board shall consider an equity grant in light of the Employee’s resumption of non-employee director status.
8.DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Cause” means: (i) the Employee’s willful and repeated failure to comply with the lawful written directions of the Board, after receiving written notice of such failure; (ii) the Employee’s gross negligence or willful misconduct in the performance of his duties; or (iii) the conviction of or entry of a plea of nolo contendere or guilty to a (x) felony or (y) a crime causing demonstrable harm to the Company.
(b) “Change of Control” means:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or parent thereof)) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation; or
(iii)The consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets.
9.NOTICE.
(a)MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.
(b)EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 7(a).
10.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California.
11.SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.
12.INTEGRATION. Except as otherwise expressly provided herein, this Agreement, together with the Proprietary Information and Invention Agreement between the Employee and the Company (the “Confidential Information Agreement”), represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13.EMPLOYMENT TAXES. The payments made pursuant to this Agreement will be subject to applicable income and employment taxes.
14.COUNTERPARTS. This Agreement may be executed by either of the parties hereto in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.
15.ARBITRATION. Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

Dated: December 6, 2017    /s/ Carl Schlachte
Carl Schlachte

Immersion Corporation

Dated: December 6, 2017    /s/ Amie Peters
Amie Peters, General Counsel

Dated: December 6, 2017    /s/ Jack Saltich
Jack Saltich, Chairman of
the Compensation Committee